Exhibit 10.1

ALABAMA AIRCRAFT INDUSTRIES, INC.

EXECUTIVE RETENTION PLAN

SECTION 1

INTRODUCTION AND PURPOSE

Alabama Aircraft Industries, Inc., which formerly was named Pemco Aviation Group, Inc. and hereinafter is referred to as the “Company,” hereby adopts this Alabama Aircraft Industries, Inc. Executive Retention Plan (hereinafter referred to as the “Plan”) effective as of January 21, 2008. The purpose of the Plan is to encourage certain Eligible Employees of the Company to remain in their positions because their services and contributions are critical to the Company’s financial success, the preservation of the Company’s assets, and the protection of the Company’s current and future creditors.

SECTION 2

DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms shall apply to the Plan:

(a) Affiliate. “Affiliate” means, as determined under Code Sections 414(b) and 414(c), a member of a controlled group of corporations of which the Company is a member or an unincorporated trade or business that is under common control with the Company.

(b) Base Salary. “Base Salary” means, unless otherwise provided by an Eligible Employee’s Coverage Letter, the Eligible Employee’s rate of salary or wages as of his or her Termination Date, as reflected in the records maintained by the payroll department of the Company or an Affiliate, that (1) includes any salary reduction contributions made on his or her behalf to any plan of the Company or an Affiliate under Code Section 125 or 401(k), and (2) excludes bonuses, commissions, overtime pay, temporary assignment shift differentials, incentive compensation, contributions to or benefits paid from any employee retirement or welfare plan (other than salary reduction contributions to such a plan) of the Company or an Affiliate, fringe benefits, any imputed income, and any other additional compensation or benefits provided by the Company or an Affiliate. Upon a Good Reason Separation that is based in whole or in part on the occurrence of the first of the six conditions listed in Section 2(i) of the Plan, Base Salary shall be determined as of the date that immediately precedes the date as of which such first condition occurred.

(c) Cause. “Cause” means that the Company has cause to involuntarily effectuate an Eligible Employee’s Separation from Service due to any one or more of the following:

(1) Any act or omission by the Eligible Employee resulting or intended to result in personal gain at the expense of the Company;

(2) The Eligible Employee’s material breach of any material provision of any Employment agreement and/or neglect to properly perform material Employment duties;

(3) The improper disclosure by the Eligible Employee of proprietary or confidential information or trade secrets of the Company; and/or

(4) Misconduct by the Eligible Employee, including, but not limited to fraud, intentional violation of or negligent disregard for the previously published rules and procedures of the Company, dishonesty, insubordination, theft or other illegal conduct, violent acts or threats of violence, or unauthorized possession of alcohol or controlled substances on the property of the Company, or any other terminable offense under the previously published policies and practices of the Company.

For purposes of the Plan, the determination of whether a termination of Employment is with Cause under this Section 2(c) will be made by the Plan Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the affected Eligible Employee.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended, and applicable regulations issued thereunder. Each reference in the Plan to a “Code Section” is a reference to a section of the Code and applicable regulations and guidance issued with respect thereto.

(e) Coverage Letter. “Coverage Letter” means the letter provided by the Plan Administrator to an Eligible Employee that is referred to in Sections 2(b), 2(f), 2(k), 4(a), 4(d), 5(a), and 6(b) of the Plan and that that forms a part of the terms and provisions of the Plan.

(f) Eligible Employee. “Eligible Employee” means an employee and/or officer of the Company who has received a Coverage Letter from the Plan Administrator.

(g) Employment. “Employment” means an Eligible Employee’s employment with the Company.

(h) ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Each reference in the Plan to an “ERISA Section” is a reference to a section of ERISA and applicable regulations and guidance issued with respect thereto.

(i) Good Reason Separation. “Good Reason Separation” means an Eligible Employee’s Separation from Service that is effective on or before December 31, 2008 and following the initial existence of one or more of the following conditions arising without the Eligible Employee’s consent:

(1) A material diminution in the Eligible Employee’s base compensation;

(2) A material diminution in the Eligible Employee’s authority, duties, or responsibilities;

(3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Employee is required to report, including a requirement that an Eligible Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(4) A material diminution in the budget over which the Eligible Employee retains authority;

(5) A material change in the geographic location at which the Eligible Employee must perform the services; and/or

(6) Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Eligible Employee provides services to the Company.

Notwithstanding the foregoing terms and provisions of this Section 2(i), the Eligible Employee must provide notice to the Company of the existence of the condition described above in this Section 2(i) within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay a Separation Benefit to the Eligible Employee.

(j) Participant. “Participant” means an Eligible Employee who has experienced a Termination and who as of his or her Termination Date (1) is living, (2) has not previously agreed in writing to waive eligibility for the Plan, and (3) is not due to receive payment of Employment separation (severance) benefits in cash under an effective Employment agreement or arrangement with the Company. An Eligible Employee shall not be excluded from Participant status because he or she (i) has at any time entered into a nonqualified deferred compensation arrangement with the Company pursuant to which Company contributions to a trust fund are to be paid from the trust fund in accordance with such arrangement and/or (ii) is eligible for post-Employment medical, dental and vision insurance coverage for both himself or herself and a spouse pursuant to an Employment agreement. An Eligible Employee shall cease being a Participant once payment of any and all benefits and amounts due to him or her under Section 4 of the Plan has been completed, and no person will have any further rights under the Plan with respect to such a former Participant.

(k) Participation Period. “Participation Period” means the period specified in an Eligible Employee’s Coverage Letter for which a Separation Benefit is payable under Section 4(a) of the Plan following the Eligible Employee’s Termination Date. Regardless of any Plan and/or Coverage Letter terms and provisions to the contrary, a Participant’s Participation Period shall not extend beyond the last day of the taxable year of the Participant that immediately follows the taxable year of the Participant in which occurred his or her Separation from Service.

(l) Plan Administrator. “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company, which shall be responsible for the interpretation and administration of the Plan. The Compensation Committee of the Board of Directors of the Company may appoint in writing an individual, who is neither an Eligible Employee nor a Participant but who may be a Company employee, to be responsible for fulfilling the duties and responsibilities of the Plan Administrator; provided, however, that the individual must acknowledge and accept the appointment in writing before the appointment will become effective. The Compensation Committee of the Board of Directors of the Company (1) may terminate an appointment made under this Section 2(l) by providing advance written notice of such termination to the appointee and (2) may make a new appointment in accordance with this Section 2(l) upon or after the termination of an existing appointment. Upon or after receipt of written notification of the resignation of an individual appointed under this Section 2(l), the Compensation Committee of the Board of Directors of the Company may make a new appointment in accordance with this Section 2(l).

(m) Separation Benefit. “Separation Benefit” means the benefit provided for by Section 4(a) of the Plan that is paid with respect to a Participation Period.

(n) Separation from Service. “Separation from Service” means, with regard to an Eligible Employee’s Employment, a separation from service within the meaning of Code Section 409A.

(o) Termination. “Termination” means either (1) the involuntary Separation from Service of an Eligible Employee prior to January 1, 2009 without Cause or (2) a Good Reason Separation by an Eligible Employee that occurs prior to January 1, 2009 (an Eligible Employee’s voluntary Separation from Service that is not a Good Reason Separation shall not be a Termination).

(p) Termination Date. “Termination Date” means an Eligible Employee’s last day of Employment due to his or her Termination.

(q) WARN Act. “WARN Act “means the Worker Adjustment and Retraining Notification Act.

SECTION 3

ELIGIBILITY FOR BENEFITS

(a) Eligibility. A Participant shall be eligible for a Separation Benefit under the terms and conditions specified in the Plan, with final approval of the Participant’s eligibility to receive a Separation Benefit being specifically reserved herein for the Plan Administrator.

(b) Changed Decisions. Prior to an Eligible Employee’s actual Separation from Service, the Plan Administrator has the right (1) to cancel a Termination that did not result from a Good Reason Separation or (2) reschedule a Termination Date (and the Termination corresponding thereto) that did not result from a Good Reason Separation. The Plan Administrator also may remedy Good Reason Separation condition(s) as provided by the last sentence of Section 2(i) of the Plan. In the event a Termination is canceled under this Section 3(b), a Termination Date is rescheduled under this Section 3(b), or the Company remedies Good Reason Separation condition(s) in accordance with the last sentence of Section 2(i) of the Plan, the Eligible Employee’s eligibility for benefits still shall be determined in accordance with the terms and provisions of the Plan.

SECTION 4

PAYMENTS AND BENEFITS

(a) Separation Benefit. Subject to Section 3(a)-(b) of the Plan, a Participant is eligible to receive a Separation Benefit as specified in his or her Coverage Letter, based upon his or her Base Salary, and payable for his or her Participation Period. The payment of a Separation Benefit to a Participant shall be made in accordance with Company payroll procedures that apply to employees who have not terminated Company employment. Regardless of any Plan terms or provisions to the contrary, a Participant who is eligible to receive a Separation Benefit also shall be eligible for the benefits and payments provided under the terms and provisions of Section 4(b) of the Plan.

(b) Employee Benefit Plan Coverage. If a Participant is eligible to receive a Separation Benefit, he or she shall continue to participate during his or her Participation Period (by treating the Participant as an “active employee” of the Company to the extent possible under applicable law) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other similar group employee benefit plan or program of the Company or an Affiliate for which officers of the Company generally are eligible, on the same terms and conditions (including, without limitation, coverage and participation elections) as were in effect immediately prior to the Participant’s Termination Date. With respect to each such group plan or program that is a self-insured group health insurance plan maintained subject to Code Section 105(h), (1) the immediately preceding sentence shall not apply, and (2) the Participant shall receive, prior to the Company’s third payroll processing period falling within the Participant’s Participation Period, a cash lump sum in an amount that, after his or her satisfaction of applicable taxes, will equal his or her total cost for post-Termination Date continuation coverage under such self-insured group health insurance plan (i.e., COBRA coverage) for his or her entire Participation Period on the same terms and conditions (including, without limitation, coverage and participation elections) as were in effect immediately prior to the Participant’s Termination Date.

(c) Reemployment. If a Participant is rehired by the Company, he or she will not be required to repay any benefits received under Sections 4(a) or 4(b) of the Plan; however, any payment(s) of a Separation Benefit shall cease upon rehire, and eligibility for participation in and receipt of benefits under Company or Affiliate employee benefit plans and programs shall be determined in accordance with the terms and provisions of such plans and programs.

(d) Integration With Other Payments. Unless otherwise provided herein and/or in a Coverage Letter, a Participant will not be eligible to receive any other severance, separation, notice or termination payments on account of Employment with the Company. In addition, benefits under the Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, Employment contracts, or applicable laws, such as the WARN Act and the Paid Leave In Lieu of Notice provisions of Section 4(e) of the Plan. Should such other benefits be payable, benefits payable to a Participant under the Plan may, in the sole discretion of the Plan Administrator, be offset or, alternatively, benefits previously paid under the Plan may be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in the Plan in doing so. This Section 4(d) shall not take into account any nonqualified deferred compensation arrangement entered by the Company with an Eligible Employee or Participant pursuant to which Company contributions to a trust fund are to be paid from the trust fund in accordance with such arrangement, and the application and administration of the Plan shall not effectuate any change or adjustment in any payment(s) due to an Eligible Employee or Participant from such a trust fund.

(e) WARN Act. If a Participant is eligible for a Separation Benefit due to a Termination that is subject to the WARN Act, then, to the extent he or she has been given less than the WARN Act-required advance notice of the date active services will actually terminate, he or she will be given a Paid Leave in Lieu of Notice for the balance of the WARN Act-required advance notice period, as follows:

(1) During any Paid Leave in Lieu of Notice, the Participant will be an inactive employee but will be entitled to the same benefit plan benefits and participation rights to which he or she would have been entitled had active Employment continued, except that the Participant will not accrue any paid leave or vacation days.

(2) If the Participant dies during a Paid Leave in Lieu of Notice, the Paid Leave will end and the Base Salary that would have been received during the balance of the Paid Leave will be paid to his or her estate in a lump sum. All other Paid Leave in Lieu of Notice benefits will stop on the Participant’s date of death and neither the Participant’s estate nor anyone else will be entitled to any benefits under the Plan.

(3) When the Participant’s Paid Leave in Lieu of Notice ends, the Participant will then be eligible for benefits under Section 4(a)-(b) of the Plan; provided, however, that the Participant’s Participation Period shall be reduced by the number of days of such Paid Leave.

The WARN Act-required advance notice period generally is 60 days, but under certain circumstances, may be less. The foregoing provisions of this Section 4(e) shall override any inconsistent provisions of the Plan.

(f) Death. If a Participant dies prior to the expiration of his or her Participation Period, (1) Separation Benefit payments shall continue to his or her surviving spouse until the expiration of the Participation Period, and (2) any payment that has not yet been made under the last sentence of Section 4(b) of the Plan shall be made to such surviving spouse within the time specified by such last sentence for payment of the same to the Participant. No Separation Benefit or any other benefit shall be payable (or continue to be paid) from the Plan following the death of a Participant who has no surviving spouse.

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(g) Taxes. Employment and income taxes will be deducted or withheld from payments and benefits under the Plan to the extent required by law, as determined by the Company.

SECTION 5

AMENDMENT AND TERMINATION

(a) Amendment. The Board of Directors of the Company may at any time retroactively or prospectively adopt an amendment to any or all of the provisions of the Plan with respect to an Eligible Employee or a Participant; provided, however, that any such amendment to the Plan shall be ineffective if the Eligible Employee or Participant does not give prior written consent to the adoption of the amendment. Notwithstanding anything to the contrary in the Plan or any Coverage Letter, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of amounts payable under the Plan to comply with the requirements of Code Section 409A, the Company shall take such unilateral action as it deems necessary or advisable, including without limitation:

(1) Any amendment or modification of the Plan or a Coverage Letter to conform it to the requirements of Code Section 409A (including, without limitation, any amendment or modification of the terms applicable to the timing or form of any payments);

(2) Pay to the Participant immediately or in a lump sum any amount otherwise payable to him or her, provided such payment does not violate Code Section 409A; and/or

(3) Delay payment of any amounts until such amounts would otherwise not violate Code Section 409A.

Any such amendment or modification of the Plan or a Coverage Letter that is unilaterally made under this Section 5(a) for the purposes of compliance with Code Section 409A may adversely affect the rights of the Participant without his or her consent.

(b) Termination. The Plan automatically shall terminate upon the later of (1) 11:59:59 p.m. on December 31, 2008 or (2) the date as of which all benefits due to be provided under the Plan have been paid.

SECTION 6

MISCELLANEOUS PROVISIONS

(a) No Contract Of Employment. Nothing contained in the Plan will be held or construed to create any liability upon the Company to retain any Eligible Employee in its service. All Eligible Employees will remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Nothing in the Plan shall preclude the Company from terminating an Eligible Employee for any reason or no reason or preclude a person from being or continuing to be an at-will employee.

(b) Notice. All notices or other communications required or permitted to be provided to a party hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, (1) to the address of the party identified in the Coverage Letter directed to the Eligible Employee by the Company, or (2) to such other address as any party may have furnished to the other in writing in accordance with this Section 6(b). All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (d) in the case of registered or certified mailing, on the date actually received.

(c) Overpayments. If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment. The Participant shall cooperate fully with the Plan and return any overpayment.

(d) Offset For Amounts Owed To The Company. In the event that any Participant owes money to the Company at the Termination Date, the Company may offset any payment(s) due hereunder by the amount owed to the Company.

(e) Records. The records of the Company with respect to length of Employment, Employment history, Base Salary, absences, and all other relevant matters may be conclusively relied on by the Plan Administrator.

(f) Governing Law. This Plan is an employee welfare benefit plan that is regulated by ERISA, a federal law. To the extent, if any, that state laws apply to the Plan, Alabama law shall apply (except to the extent it would require use of another state’s law).

(g) Severability. Should any provision(s) of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in Section 5 of the Plan.

(h) Incompetency. If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

(i) Assignment And Alienation. Except as required by law and except as allowed by Section 6(d) of the Plan, the benefits payable under the Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.

(j) Number. Wherever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

SECTION 7

ERISA PROVISIONS

As used in this Section 7, “you” and “your” refers to an Eligible Employee, a Participant, or a person claiming Plan benefits or payments through a deceased Participant or Eligible Employee. This Section 7 provides information to you in accordance with ERISA.

(a) Claim Procedure. You will automatically receive any benefits set forth under Section 4 of the Plan for which you are entitled. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you must file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. You will be informed of the Plan Administrator’s decision with respect to your claim within 90 days after the Plan Administrator’s receipt of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing prior to the termination of the initial 90-day period of the reason for the extension and the date by which the Plan expects to render a decision.

If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a description of the additional material or information that is relevant to your claim, and a description of the procedure and time limits you must follow to have your claim reviewed again, including a statement of your right to bring a civil action under ERISA Section 502 following an adverse benefit determination on review. If you are not notified within the 90-day (or 180-day, if extended) period that your claim has been denied, your claim will be deemed to have been denied by the Plan Administrator.

You have 60 days to appeal the decision of the Plan Administrator denying your claim in whole or in part (or the deemed denial of your claim, if applicable). Your appeal must be submitted in writing. Upon request and free of charge, you are entitled to copies of all documents, records, and other information relevant to your claim. You may submit a written statement of issues and comments, and such issues and comments will be taken into consideration without regard to whether such information was submitted or considered in the initial benefit determination.

A decision as to your appeal will be made within 60 days after the Plan Administrator receives the request for a review of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing prior to the termination of the initial 60-day period of the reason for the extension and the date by which the Plan expects to render a decision.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a statement of your ability to receive upon request and free of charge, reasonable access to and copies of all documents relevant to your claim, and a statement of your right to bring a civil action under ERISA Section 502 following an adverse benefit determination on review. If you are not notified within the 60-day (or 120-day, if extended) period that your appeal has been denied, you may consider your appeal to have been denied.

Notwithstanding any provisions in the Plan to the contrary, you must exhaust all administrative remedies under the Plan and described herein prior to filing a lawsuit, including but not limited to, the claim procedure described above.

(b) Plan Interpretation And Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has complete authority, in such person’s sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), to interpret applicable law, to make findings of fact and to determine the eligibility for, and amount of, benefits due under the Plan to Participants or any persons claiming benefits derivatively through them. All such interpretations and determinations of the Plan Administrator (whether of fact or law) will be final and binding upon all parties and persons affected thereby. If challenged in a legal proceeding, the Plan Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator.

This Section 7(b) may not be invoked by you or any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator.

(c) Your Rights Under ERISA. You are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

(1) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all documents governing the Plan; and

(2) obtain copies of all documents governing the Plan upon written request to the Plan Administrator, who may make a reasonable charge for the copies.

In addition to creating rights for you under the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and the Company to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits hereunder which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(d)	Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Alabama Aircraft Industries, Inc. Executive Retention Plan

SPONSOR:	Alabama Aircraft Industries, Inc. 1943 50th Street North Birmingham, AL 35212

EMPLOYER IDENTIFICATION NUMBER (EIN):	84-0985295

PLAN NUMBER:	501

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

PLAN YEAR:	The first Plan Year is a short Plan Year beginning on the first date written above and ending December 31, 2008; thereafter, the Plan Year (if any) shall begin on each January 1 and end on each December 31.

TYPE OF ADMINISTRATION:	Employer Administered

PLAN
ADMINISTRATOR:	Alabama Aircraft Industries, Inc., formerly named Pemco Aviation Group, Inc. 1943 50th Street North Birmingham, AL 35212 (205) 592-0011

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator also will answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator at the address specified above.

All benefits under the Plan are paid out of the general assets of the Company. The Plan is not funded and has no assets.

This document constitutes the plan document required by ERISA Section 402 and the summary plan description required by ERISA Section 102.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing Alabama Aircraft Industries, Inc. Executive Retention Plan, has caused these presents to be executed in its name below by its duly authorized officer and its corporate seal to be hereunto affixed, this the 24th day of January, 2008, effective as of the first date written above.

ALABAMA AIRCRAFT INDUSTRIES, INC., formerly named Pemco Aviation Group, Inc.

By:	/s/ H. T. Bowling

Print Name:	Harold Bowling

Title:	Chairman, Compensation Committee

Date:	1/24/08